EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-120772) and on Form S-8 (No. 333-43828, 333-54534, 333-102831, 333-113099 and 333-123852) of Lexar Media, Inc. of our report dated March 16, 2006, except as to the last two paragraphs of Note 14, as to which the date is April 7, 2006, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Jose, California
April 7, 2006